DAKOTA GOLD CORP.

RECOUPMENT POLICY

Adopted as of November 15, 2023 and last reviewed on November 15, 2023

Introduction

The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Dakota Gold Corp. (together with its subsidiaries, the "Company") believes that it is in the best interest of the Company and its stockholders to encourage outstanding leadership, accountability and responsible risk-taking that benefits the long-term success of the Company. Accordingly, the Committee has adopted this Recoupment Policy (this "Policy"), which shall be effective as of the date of completion of the Company's listing on the NYSE American LLC (the "Effective Date") and shall apply with respect to any Material Financial Restatements (as defined below) for periods ending after the Effective Date.

I. Definitions

For purposes of this Policy, the following definitions shall apply:

(a) "Covered Employee" means each employee who was subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") at any time during the performance period relating to the applicable Incentive-Based Compensation.

(b) "Incentive-Based Compensation" means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, any measures that are derived wholly or in part from such measures, and stock price and total shareholder return measures. For the avoidance of doubt, Incentive-Based Compensation does not include (i) annual base salary, (ii) compensation that is awarded based solely on continued service, (iii) compensation that is awarded solely at the discretion of the Committee (however, the exercise of negative discretion with respect to an award that is otherwise based on attainment of a financial measure will not be considered discretionary for this purpose), or (iv) compensation that is awarded based on subjective standards, strategic measures (e.g., completion of a merger) or operational measures (e.g., attainment of a certain market share).

(c) "Look-back Period" means the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Material Financial Restatement, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company's previously issued financial statements contain a material error; or (ii) the date a court, regulator or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

(d) "Material Financial Restatement" means an accounting restatement of one or more financial statements of the Company due to material non-compliance of the Company with any applicable financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, unless otherwise required by the Securities and Exchage Commission (the "SEC"), the NYSE American or relevant guidance, a Material Financial Restatement shall not include any restatement required due to (i) changes in accounting rules or standards or changes in applicable law; (ii) retrospective application of a change in accounting principle; (iii) retrospective revision to reportable segment information due to a change in the structure of the Company's internal organization; (iv) retrospective reclassification due to a discontinued operation; (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; (vi) retrospective adjustment to provisional amounts in connection with a prior business combination; or (vii) retrospective revision for stock splits. The Committee shall take into consideration any applicable interpretations and clarifications of the SEC and the NYSE American LLC (the "NYSE American") in determining whether an accounting restatement qualifies as a Material Financial Restatement for purposes of this Policy.

(e) "Misconduct" means a material act of dishonesty, fraud or misrepresentation or a willful violation of a material Company policy or law, in each case that directly causes the applicable Material Financial Restatement.

(f) "Recoverable Compensation" means any Incentive-Based Compensation received in the Look-back Period during which the financial reporting measure specified in the applicable award is attained. If the grant or earning of an award is based, either wholly or in part, on satisfaction of a financial reporting measure, the award would be deemed "received" in the fiscal period when that measure was satisfied, in each case without regard to any ongoing service-based vesting requirements. Furthermore, if an award is granted or earned upon satisfaction of financial reporting measures that are based on multiple fiscal years (e.g., a three-year average), the whole award would be deemed Recoverable Compensation for purposes of this Policy if any single fiscal year of the performance period occurs during the Look-back Period.

II. Forfeiture and Reimbursement

In the event of a Material Financial Restatement, the Company will require, to the fullest extent permitted by applicable law, that a Covered Employee forfeit and/or reimburse the Company for all or such portion (if any) of the Covered Employee's Recoverable Compensation in accordance with the following guidelines:

1. No Misconduct. If a Covered Employee did not engage in Misconduct, the amount of Recoverable Compensation that shall be forfeited and/or reimbursed to the Company by such Covered Employee, if any, shall be equal to the amount of Recoverable Compensation that exceeds the amount that otherwise would have been received had it been computed based on the Material Financial Restatement, and shall be calculated without regard to any taxes paid. For Recoverable Compensation based on stock price or total shareholder return measures, the amount that may be forfeited and/or reimbursed to the Company shall be based on the Committee's determination of the effect of the Material Financial Restatement on the stock price or total shareholder return on which the Incentive-Based Compensation was received.

2. Misconduct. If such Covered Employee engaged in Misconduct, the full amount of Recoverable Compensation shall be forfeited and/or reimbursed to the Company by such Covered Employee.

To the extent that a Covered Employee does not make reimbursement to the Company under this Policy within a reasonable time following demand by the Company, or any shares of Recoverable Compensation have been sold by the Covered Employee, the Company shall have the right to reduce, cancel or withhold against outstanding, unvested, vested or future cash or equity-based compensation, or require a substitute form of reimbursement, in each case to the maximum extent permitted under applicable law.

Notwithstanding anything to the contrary, forfeiture and reimbursement of Recoverable Compensation with respect to one or more Covered Employees shall not be required if the Committee determines that such recovery would be impracticable as a result of any of the following three conditions being met:

(i) The Committee has determined that the direct expenses paid to a third party to assist in enforcing recovery would exceed the recoverable amounts.  Before making this determination, the Committee must make a reasonable attempt to recover the Recoverable Compensation, documented such attempt(s) and provided such documentation to the NYSE American;

(ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Recoverable Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE American, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE American; or

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

III. No Indemnification

The Company shall not indemnify any current or former Covered Employee against any loss of compensation under this Policy. In no event shall the Company be required to award Covered Employees an additional payment if the Material Financial Restatement would have resulted in a higher incentive compensation payment.

IV. Authority and Interpretations

This Policy generally will be administered and interpreted by the Committee. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. The determinations of the Committee under this Policy need not be uniform with respect to all Covered Employees.

This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or NYSE American, including any additional or new requirements that become effective after the Effective Date. Any such amendment shall be effective at such time as is necessary to comply with Section 10D of the Exchange Act.

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.

The rights of the Company under this Policy to seek forfeiture or reimbursement are not exclusive remedies and do not preclude any other recourse by the Company.

V. Amendment and Termination

To the extent permitted by, and in a manner consistent with, applicable SEC and NYSE American rules and regulations, the Committee reserves the power to terminate, suspend, revise or amend this Policy.

* * *